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                                                                   EXHIBIT 11


                               OPEN MARKET, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



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
                                                THREE MONTHS ENDED               NINE MONTHS ENDED
                                                  SEPTEMBER 30,                    SEPTEMBER 30,
                                          ---------------------------     -----------------------------
                                               1997           1996             1997             1996
                                          -----------    ------------     ------------    -------------
Net loss.............................      $(6,372)       $(5,870)         $(55,026)       $(19,396)
                                          ===========    ============     ============    =============

WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING

Weighted average common shares
 outstanding.........................       30,832         28,186            30,225          18,379

Shares to be issued (other
 equity).............................          644              -               573               -

Weighted average shares to
 reflect common stock options
 issued after March 31, 1996,
 pursuant to the treasury stock
 method..............................           -               -                -            1,896

Weighted average shares to
 reflect the conversion of
 Series A, B and C Preferred
 Stock...............................           -               -                -            7,038
                                          -----------    ------------    -------------    -------------
Pro forma weighted average
 number of common and common
 equivalent shares outstanding.......       31,476         28,186            30,798          27,313
                                          ===========    ============     ============    =============

Pro forma net loss per common
 and common equivalent share.........      $ (0.20)       $ (0.21)         $  (1.79)         $(0.71)
                                          ===========    ============     ============    =============
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